TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is effective as of ____________ or such other date as mutually agreed upon by the parties hereto ("Effective Date") by and between BNY MELLON INVESTMENT SERVICING (US) INC. (“BNYM”), and FIRSTHAND TECHNOLOGY VALUE FUND, INC. (the “Investment Company”).  Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Appendix A.

Background

A.        The Investment Company is registered as a closed-end management investment company under the 1940 Act.

B.        The Investment Company wishes to retain BNYM to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent and BNYM wishes to furnish such services.  The term "Fund" as used hereinafter in this Agreement is interchangeable with and means, as applicable, the Investment Company.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1.         Appointment.  The Fund hereby appoints BNYM to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement.  BNYM accepts such appointment and agrees to furnish such services. BNYM shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNYM and the Fund in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund not engaged by BNYM.

2.         Records; Visits.  The books and records pertaining to the Fund, which are in the possession or under the control of BNYM, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNYM's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person, at the Fund's expense.

3.         Description of Services. BNYM will provide the services set forth on Appendix B attached hereto on an ongoing basis, if applicable.

4.         Confidentiality.

(a)        Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party.  In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a reasonable degree of care.

(b)        Subject to subsections (c) and (d) below, "Confidential Information" means this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information and data exchanged between the parties in connection with this Agreement, including but not limited to (A) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or BNYM, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or BNYM a competitive advantage over its competitors; (C) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (D) anything designated as confidential.

(c)        Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;
(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction; or
(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)        Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	as appropriate in connection with activities contemplated by this Agreement;

(ii)
as required pursuant to a court order, subpoena, governmental or regulatory or self-regulatory authority or agency, law, regulation, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)	as requested by a governmental, regulatory or self-regulatory authority or agency or independent third party in connection with an inquiry, examination, audit or other review; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e)        Each party agrees not to publicly disseminate Confidential Information or information about a either party's exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement.

(f)        The provisions of this Section 4 shall survive termination of this Agreement for a period of three (3) years after such termination.

5.         Privacy.  Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

6.         Cooperation with Accountants.  BNYM shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.         BNY Mellon System.  BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM to the Fund.  Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the BNYM System.

8.         Disaster Recovery.  BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM's own intentional misconduct, bad faith or gross negligence in the performance of its duties under this Agreement.

9.         Compensation.

(a)        As compensation for services rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM such fees and charges (the "Fees") as may be agreed to from time to time in writing by the Fund and BNYM (the "Fee Agreement").  In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by BNYM in the performance of its duties hereunder ("Reimbursable Expenses").

(b)        In connection with cash management accounts that BNYM may establish in its own name for the benefit of the Funds at third party institutions, including without limitation institutions that may be an affiliate or client of BNYM (a "Third Party Institution") for the purpose of administering the funds received by BNYM in the course of performing its services hereunder (“Service Accounts”), the Funds acknowledge that BNYM may receive (i) investment earnings from sweeping certain funds in such Service Accounts into investment accounts at Third Party Institutions; and (ii) balance credits with respect to the funds in the Service Accounts not swept as described in clause (i).  On a monthly basis, BNYM will offset banking service fees imposed on the Service Accounts by the Third Party Institutions (which are passed to the Fund) with balance credits calculated on average balances held in the Service Accounts without reduction for amounts swept as described in clause (i).  BNYM may retain for its own account the investment earnings and balance credits received from Third Party Institutions with respect to the Service Accounts.  BNYM may in its discretion use the services of Third Party Institutions in connection with the issuance of redemption and distribution checks and may retain any benefits resulting from such arrangements, including any commission or return on float paid to it for balances transferred from the Service Accounts to the Third Party Institutions.

(c)        The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement,

(ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the investment adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to such investment adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(d)        No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNYM's right to receive payment of its fees and charges for services actually performed hereunder, and Fund's obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(e)        In the event the Fund or a third party provider acting on behalf of the Fund or conveying Fund data or information commits an error, furnishes inaccurate, incorrect or incomplete data or information to BNYM or by an act or omission requires corrective or remedial measures, adjustments, reprocessing, repetitions of a previously performed procedure, reversals or other conduct in addition to conduct initially taken on a matter by BNYM in performance of its obligations hereunder (a "Fund Error"), or causes BNYM to incur out-of-pocket costs or expenses it would not otherwise have incurred, including consultation with attorneys in the relevant area of practice, BNYM reserves the right to invoice Fund a commercially reasonable fee or hourly charge for such service and such out-of-pocket costs and expenses and the Fund will pay all such amounts upon being invoiced for such, subject to receipt of any verification documentation reasonably requested by the Fund.

(f)        To the extent any service BNYM performs hereunder is dictated in whole or in part by provisions in the Fund's prospectus, statement of additional information or other disclosure materials provided to shareholders ("Shareholder Materials") and this Agreement requires BNYM to perform, or BNYM is requested to perform, any new or additional service that may be appropriate in connection with changes to the Shareholder Materials, or the Fund adopts policies which would materially affect the obligations or responsibilities of BNYM hereunder and this Agreement requires BNYM to perform, or BNYM is requested to perform, any new or additional service that may be appropriate in connection with such adoption, BNYM reserves the right to invoice the Fund a commercially reasonable fee or hourly charge for services performed and out-of-pocket costs and expenses incurred in connection with such changes and adoptions and Fund will pay such amounts upon being invoiced for same, subject to receipt of any verification documentation reasonably requested by Fund.

(g)        While the Fee Agreement sets forth the Fees and certain of the expenses constituting Reimbursable Expenses, BNYM's right to charge the Fund for, and the Fund's obligation to pay, other fees and reimbursable expenses provided for in this Agreement which arise due to the happening or non-happening of particular events or circumstances shall not be abrogated or restricted in any manner due to the fact such fees or expenses are not expressly set forth in the Fee Agreement.

10.	Instructions.

(a)        Unless the terms of this Agreement or BNYM's Written Procedures expressly provide, in the reasonable discretion of BNYM, all requisite details and directions for it to take a specific course of conduct, BNYM may, prior to engaging in a course of conduct on a particular matter, require the Fund to provide it with Oral Instructions or Written Instructions with respect to the matter.

(b)        Whether received from the Fund in response to a request described in Section 10(a) or otherwise,

BNYM shall be obligated to act only on "Standard Instructions", which is hereby defined to mean (i) Instructions it receives which direct a course of conduct substantially similar in all material respects to a course of conduct provided for in BNYM's Written Procedures, or (ii) if BNYM's Written Procedures provide for a particular form of instructions to be used in connection with a matter ("Form"), Instructions it receives on the Form or conforming in all material respects to the Form in BNYM's sole judgment.

(c)           BNYM may in its sole discretion decline to follow any course of conduct contained in an Instruction that is not a Standard Instruction (such course of conduct being a "Non-Standard Instruction") for a bona fide legal, commercial or business reason ("Bona Fide Reason"), including by way of example and not limitation the following: (i) the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard, (ii) the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement, (iii) the course of conduct requires a deviation from BNYM's Written Procedures, (iv) the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature, (v)  the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement, or (vi) the course of conduct imposes on BNYM a risk, liability or obligation not contemplated by this Agreement, including without limitation sanction or criticism of a governmental, regulatory or self-regulatory authority, civil or criminal action, a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry, out-of-pocket costs and expenses the Fund does not agree to reimburse, requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement, requires a material increase in required resources, or is reasonably likely to result in a diversion of resources, disruption in established work flows, course of operations or implementation of controls, or (vii) BNYM lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iv) and (vi) do not exist.

(d)	Notwithstanding the right reserved to BNYM by subsection (c) above:

(i)
BNYM may in good faith consider implementing a Non-Standard Instruction if the Fund agrees in a prior written authorization to reimburse BNYM for: the costs and expenses incurred in consulting with and obtaining the opinions of other work product of technical specialists, legal counsel or other third party advisors, consultants or professionals reasonably considered by BNYM to be appropriate to fully research, develop and implement the policies, procedures, operational structure and controls required to perform the Non-Standard Instruction ("External Research"), the costs and expenses associated with utilizing or expanding internal resources to research, develop and implement the policies, procedures, operational structure and controls required to perform the Non-Standard Instruction ("Internal Research"), and the fees and charges reasonably established by BNYM for performing the Non-Standard Instruction following its implementation.  The Fund may, in place of agreeing to reimburse BNYM for the costs of Research, agree in such written authorization to provide BNYM at the Fund's cost and expense with all Research reasonably requested by BNYM.

(ii)
Following receipt of all requested Research, BNYM may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to follow a Non-Standard Instruction if it subsequently receives a Written Instruction containing terms satisfactory to it in its sole discretion, including without limitation terms constituting additional agreements with respect to fees, charges, and expenses, terms constituting appropriate warranties, representations and covenants, and terms specifying with reasonable particularity the course of conduct constituting the Non-Standard Instruction.

(iii)	BNYM reserves the right following receipt of all External Research and Internal Research and notwithstanding such receipt to continue to decline to perform the Non-Standard Instruction for a Bona Fide Reason.

(e)        BNYM will also not be obligated to act on any Instruction with respect to which it has reasonable uncertainty about the meaning of the Instruction. BNYM will advise the Fund if it has uncertainty about the meaning of an Instruction, but BNYM will have no liability for any delay between issuance of the initial Instruction and its receipt of a clarifying Instruction.

(f)         In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNYM may include in a form of instruction constituting a Standard Instruction, in addition to appropriate functional terms and provisions, indemnification terms that are substantially similar in all material respects to indemnification terms of this Agreement and representations and covenants that BNYM reasonably believes to be appropriate due to risks, liabilities or obligations incurred by on it by virtue of acting in an agency capacity for the Fund or imposed on it by law, regulation, or governmental, regulatory or self-regulatory authority by virtue of its agency conduct.  In addition, BNYM may require third parties who purport to be authorized, or who the Fund indicates has been authorized, to act on behalf of or for the benefit of the Fund in connection with this Agreement to execute an instrument containing indemnification terms, representations and covenants as BNYM may reasonably require prior to accepting the authority of the persons to so act or prior to engaging in a course of conduct with them.

(g)        BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, truthfulness or accuracy or lack thereof, or genuineness or lack thereof of any Instruction, direction, notice, instrument or other information or communication from the Fund which BNYM reasonably believes to have been given by the Fund ("Fund Communication").  BNYM shall have no liability for engaging in a course of conduct in accordance with any of the foregoing provided it otherwise acts in compliance with the Agreement.  BNYM shall be entitled to rely upon any Instruction it receives from an Authorized Person or from a person BNYM reasonably believes to be an Authorized Person relating to this Agreement. BNYM may assume that any Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders.

(h)        BNYM may, in its discretion, decline to accept Oral Instructions with respect to a particular matter under this Agreement and may require Written Instructions before engaging in a course of conduct with respect to a particular matter under this Agreement.  In the event BNYM accepts Oral Instructions, the Fund agrees as a condition to BNYM's acceptance of the Oral Instructions, to deliver to BNYM, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the Oral Instructions. In the event Written Instructions confirming Oral Instructions are received late, are never received, or fail to contain terms which confirm the Oral Instructions in all material respects: (i) the validity, authorization and enforceability of the Oral Instructions, all actions, transactions, and conduct occurring as a result of the Oral Instructions, and BNYM's ability to rely on the Oral Instructions shall not be abridged, abrogated, nullified or adversely impacted in any manner; and (ii) BNYM's memorialization of the Oral Instructions shall be conclusively presumed to be the controlling Written Instructions in the event confirming Written Instructions are never received or are received but fail to confirm the Oral Instructions in all material respects.

(i)         In the event facts, circumstances, or conditions exist or events occur, other than due to a breach by BNYM of its Standard of Care, including without limitation situations contemplated by Section 2(e), and BNYM reasonably determines that it must take a course of conduct in response to such situation and must receive an Instruction from the Fund to direct its conduct, and BNYM so notifies the Fund, and the Fund fails to furnish adequate Instructions or unreasonably delays furnishing adequate Instructions ("Response Failure"):

(i)
BNYM will first endeavor to utilize internal resources to determine the appropriate course of conduct in response to the situation but will be entitled, at the Fund's sole cost and expense, to consult with legal counsel or other third parties reasonably determined by BNYM to be appropriate to determine the appropriate course of conduct and the Fund will reimburse BNYM for out-of-pocket expenses so incurred upon being invoiced for same; and

(ii)
BNYM may implement a course of conduct on behalf of the Fund and BNYM will have all rights hereunder with respect to such course of conduct as if such course of conduct was taken pursuant to and contained in Written Instructions.  The Fund will pay BNYM all fees reasonably charged by BNYM, if any, for engaging in the particular course of conduct and reimburse BNYM for all reasonably related out-of-pocket expenses incurred upon being invoiced for same.

11.	Limitation of Liability.

(a)        BNYM shall be liable to the Fund (or any person or entity claiming through the Fund) for Loss the recovery of which is not otherwise excluded by another provision of this Section 11 only to the extent the Loss is caused by BNYM’s intentional misconduct or gross negligence in the performance of its duties under this Agreement (“Standard of Care”) and only if the Fund provides BNYM with written notice of the Loss containing a reasonably detailed description of the amount of Loss and the conduct alleged to constitute a breach of the Standard of Care.  In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of BNYM to meet its Standard of Care.

(b)        The aggregate cumulative liability of BNYM and its affiliates to the Fund, its affiliates, and any person or entity claiming through the Fund or its affiliates for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement and any other agreement by and between BNYM or any of its affiliates and the Fund or any of its affiliates (this Agreement, collectively with the Fund’s Administration and Accounting Services Agreement with BNYM and the Fund’s Custodian Services Agreement with PFPC Trust Company, the “Service Agreements”)) and regardless of the form of action or legal theory shall not exceed the greater of: (i) the fees actually paid to BNYM and its affiliates pursuant to the Service Agreements during the twelve (12) months immediately preceding the date of the first such Loss; or (ii) five hundred thousand U.S. dollars ($500,000). For the purposes of clarification, in the event a Loss occurs prior to the end of twelve (12) months subsequent to the date of this Agreement, the amount in part (i) above shall be calculated on a pro forma basis based upon the fees actually paid to BNYM and its affiliates pursuant to the Service Agreements prior to the date of the Loss.

(c)        Neither BNYM nor its affiliates shall not be liable for Loss (including without limitation damages caused by delays, failures, errors, interruptions or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; natural disasters, such as floods, hurricanes, tornados, earthquakes and wildfires; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; action by organized labor; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; non-performance by third parties (other than subcontractors of BNYM for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing.

(d)        BNYM shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e)        Neither BNYM nor its affiliates shall be liable for any Loss that constitutes consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood, reasonable or otherwise, of such damages was known by BNYM or its affiliates.

(f)        No party may assert a cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) against BNYM or any of its affiliates more than the earlier of the applicable statute of limitations or 36 months after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based.

(g)        Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)        This Section 11 shall survive termination of this Agreement.

12.       Indemnification.  The Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates, including specifically and without limitation PFPC Trust Company in connection with services it provides pursuant to Section 3(a)(12), and the respective directors, trustees, officers, agents and employees of each, from any and all Losses and all attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from: (a) conduct of the Fund in connection with activities contemplated by this Agreement, or the conduct of a Fund contractor, subcontractor or prior service provider in connection with providing services to the Fund; (b) conduct of BNYM as agent of the Fund not constituting a breach of its Standard of Care; (c) conduct of BNYM pursuant to a Fund Communication or in reliance on written legal analysis or advice provided BNYM's performance of the conduct shall remain subject to the Standard of Care; (d) a course of conduct taken by BNYM pursuant to Section 10(i) due to a Response Failure; and (e) a Fund Error.  BNYM shall have no liability to the Fund or any person claiming through the Fund for any Loss caused by any conduct described in the preceding sentence. This Section 12 shall survive termination of this Agreement.

13.	Duration and Termination.

(a)        This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the third (3rd) anniversary of the Effective Date (the “Initial Term”).

(b)        This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the first (1st) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Fund or BNYM gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice").  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable.

(c)        If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)        Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to BNYM terminating this Agreement or terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement or any of such services before the expiration of the Initial Term (“Early Termination”) (in all cases, other than in accordance with Sections 13(b) or (c) above) the following terms shall apply:

(i)
BNYM shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider; provided that BNYM does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii)
Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNYM an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNYM were to provide all services hereunder until the expiration of the Initial Term subject to the following schedule: (i) during the first year of this Agreement: 100% of the Early Termination Fee; (ii) during the second year of this Agreement: 67% of the Early Termination Fee; (3) during the third year of this Agreement, 33% of the Early Termination Fee; (4) after the end of the third year of this Agreement and during any subsequent Renewal Term: 0% of the Early Termination Fee.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNYM under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(iii)
The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNYM for the termination of services before the expiration of the Initial Term.

(iv)
For purposes of this Section 13(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund.

(v)
If any of the Fund’s assets serviced by BNYM under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and be obligated to BNYM for an Early Termination Fee calculated as if the Removed Assets constituted a "Fund"; and, (ii) at, BNYM’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNYM resulting in the Fund owing BNYM the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e)        In the event of termination, all expenses ("Conversion Expenses") associated with movement of records and materials and conversion thereof to a successor transfer agent ("Conversion Actions") will be borne by the Fund and paid to BNYM prior to any such conversion, including without limitation (i)

reasonable expenses incurred by BNYM associated with de-conversion to a successor service provider, (ii) reasonable expenses associated with the transfer or duplication of records and materials, (iii) reasonable expenses associated with the conversion of records or materials and (iv) reasonable expenses incurred but not billed until after conversion, as applicable .  In addition, in the event of termination, if BNYM continues to perform any Conversion Actions or provides any other services hereunder, beyond any termination date or time specified in any notice or in any other manner, the Fund shall be obligated to pay BNYM immediately upon being invoiced therefor, all Conversion Expenses and all other Fees and Reimbursable Expenses associated with the services BNYM continues to provide hereunder during such period.  BNYM's performance of any Conversion Actions is conditioned on the prior full performance by the Fund, to BNYM's reasonable satisfaction, of its obligations under Section (a)(12)(C)(iii).

(f)        Notwithstanding any other provision of this Agreement, BNYM may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Fund upon the happening of any of the following: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii)  the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund states in any medium, written, electronic or otherwise, any communication or in any other manner its inability to pay debts as they come due.  BNYM may exercise its termination right under this Section 13(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by BNYM of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to BNYM and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 19, notice of termination under this Section 13(f) shall be considered given and effective when given, not when received.

14.	Policies and Procedures.

(a)        The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to BNYM and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that BNYM shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of BNYM governing the performance of the services in effect at the time the services are performed ("Written Procedures"), that BNYM may from time to time revise its Written Procedures, and that the Written Procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with the Written Procedures. BNYM may embody in its Written Procedures any course of conduct which it reasonably determines is commercially reasonable or consistent with generally accepted industry practices, principles or standards ("Industry Standard") and in making such determination may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances.

(b)        Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur, other than due to a breach by BNYM of its Standard of Care, which would require a service to be provided hereunder other than in accordance with BNYM's Written Procedures, or if BNYM is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Written Procedure in connection with the performance of a service hereunder (collectively, "Exception Services"):

(i)
BNYM shall not be obligated to perform any particular Exception Service.  However, BNYM may in good faith consider developing and implementing an Exception Service: if the Fund agrees in a prior written authorization to reimburse BNYM for all costs and expenses incurred in consulting with and obtaining the opinions of specialists, legal counsel or other third parties reasonably considered by BNYM to be appropriate in light of the Exception Service requested ("Exception Research") and the costs associated with utilizing internal resources to develop and implement the Exception Service, and to pay the fees and charges established by BNYM for performing the Exception Service.  The Fund may, in place of agreeing to reimburse BNYM for the costs of Exception Research, agree in such written authorization to provide BNYM with all Exception Research reasonably requested by BNYM at the Fund's cost and expense.

(ii)
Following receipt of all requested Exception Research, BNYM may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to provide an Exception Service if it receives a Written Instruction containing terms satisfactory to it in its sole discretion, including without limitation terms constituting additional agreements with respect to fees, charges, and expenses, terms constituting appropriate warranties, representations and covenants, and terms specifying with particularity the course of conduct constituting the Exception Service.

(iii)
BNYM reserves the right following receipt of all Exception Research and not withstanding such receipt to continue to decline to perform the Exception Service for a bona fide legal, commercial or business reason.

(c)        In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Written Procedure, BNYM will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNYM for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

15.	Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A)
if to BNYM, to BNYM Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNYM Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware  19809, Attention: Senior Counsel – TA & SubAccounting; and

(B)	if to the Fund, 111 North Market Street, Suite 105, San Jose, California 95113, Attention: President

(ii)
delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, facsimile sending device providing for automatic confirmation of receipt; and

(iii)	deemed given on the day received by the receiving party.

16.       Amendments.  This Agreement, or any term thereof, including without limitation the Exhibits and Appendices hereto, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17.       Delegation; Assignment.  BNYM may assign its rights and delegate its duties hereunder to any affiliate of BNYM provided that BNYM gives the Fund thirty (30) days' prior written notice of such assignment or delegation and such assignment or delegation does not impair the Fund's receipt of services under this Agreement in any material respect, and any such delegation shall not relieve BNYM of its liabilities hereunder.  To the extent required by the rules and regulations of the NSCC and in order for BNYM to perform the NSCC-related services, the Fund agrees that BNYM may delegate its duties to any affiliate of BNYM that is a member of the NSCC. In addition, BNYM may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by BNYM, provided, however, BNYM shall remain responsible for the acts or omissions of any such sub-contractors.

18.       Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.       Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.       Documents and Notifications to be Delivered to BNYM. Investment Company shall provide BNYM with the documents and notifications listed on Appendix C attached hereto.

21.	Miscellaneous.

(a)        Entire Agreement.  This Agreement embodies the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and supersedes all prior agreements and understandings relating to such subject matter, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)        Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNYM employee was identified by such entity solely as a result of the BNYM employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)        No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or other

Shareholder Materials or to adopt any policies which would affect materially the obligations or responsibilities of BNYM hereunder without the prior written approval of BNYM, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(d)        Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)        Information. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

(f)         Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)        Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)        Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of PFPC Trust or obligations of the Fund to PFPC Trust, and those certain provisions benefitting affiliates of the parties, this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i)         No Representations or Warranties.  Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)         Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)        Additional Fund Adoption.  In the event officers of the Fund or other Authorized Persons with apparent authority to act on behalf of a legal entity other than the Fund ("Additional Fund") request on behalf of the Additional Fund that BNYM provide some or all of the services provided for in this Agreement for the benefit of the Additional Fund and the Additional Fund accepts such services and pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary such services are provided in accordance with the terms of this Agreement and the Additional Fund and BNYM shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNYM may terminate such agreement at any time if within 30 days of the first such acceptance of services by the Additional Fund the Additional Fund and BNYM do not execute an written document substantially similar in all material respects to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.	FIRSTHAND TECHNOLOGY VALUE FUND, INC.

By: _________________________________	By: ________________________________

Name: _______________________________	Name: Kevin Landis

Title: ________________________________	Title: Director

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	"1940 Act" means Investment Company Act of 1940, as amended.

(d)
“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to BNYM to give Instructions on behalf of the Fund.  Any limitation on the authority of an Authorized Person to give Instructions must be expressly set forth in a written document signed by both parties.

(e)
"Claim" means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory.

(f)	"Code" means the Internal Revenue Code of 1986, as amended.

(g)
"conduct" or "course of conduct" means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

(h)	"Instructions" means Oral Instructions and Written Instructions considered collectively or individually.

(i)
"Loss" and "Losses" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations arising out of any Claim

(j)
"Loss Date" means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

(k)
“Oral Instructions” means oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person. BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(l)	"PFPC Trust" means PFPC Trust Company, the custodian and an affiliate of BNYM, and its lawful successors and assigns.

(m)	“SEC” means the Securities and Exchange Commission.

(n)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(o)	“Shares” or "Fund Shares" means the shares of beneficial interest of the Fund.

(p)
"Written Instructions" means (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNYM to be an Authorized Person), addressed to and received by BNYM, and delivered by (A) hand (personally delivery by the Authorized Person), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt, or (ii) trade instructions transmitted to and received by BNYM by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.

GLOSSARY OF DEFINED TERMS

Term	Location
1933 Act	Appendix A, § (a)
1934 Act	Appendix A, § (b)
1940 Act	Appendix A, § (c)
Additional Fund	§ 20(l)
Authorized Person	Appendix A, § (d)
Bona Fide Reason	§ 10(c)
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Change in Control	§ 13(d)(iv)
Claim	Appendix A, § (e)
Code	Appendix A, § (f)
Conduct	Appendix A, § (g)
Confidential Information	§ 4(b)
Conversion Actions	§ 13(e)
Conversion Expenses	§ 13(e)
course of conduct	Appendix A, § (g)
Defaulting Party	§ 13(c)
Early Termination	§ 13(d)
Early Termination Fee	§ 13(d)(ii)
Effective Date	Preamble
Exception Research	§ 14(b)(i)
Exception Services	§ 14(b)
External Research	§ 10(d)(i)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
Form	§ 10(b)
Fund	Preamble
Fund Communication	§ 10(g)
Fund Error	§ 9(e)
Fund Shares	Appendix A, § (n)
Industry Standard	§ 14(a)
Initial Term	§ 13(a)
Instructions	Appendix A, § (h)
Internal Research	§ 10(d)(i)
Loss, Losses	Appendix A, § (i)

Loss Date	Appendix A, § (j)
Non-Defaulting Party	§ 13(c)
Non-Demand Notice	§ 13(b)
Non-Standard Instruction	§ 10(c)
Oral Instructions	Appendix A, § (k)
PFPC Trust	Appendix A, § (l)
BNYM	Preamble
Portfolio	Background
Reimbursable Expenses	§ 9(a)
Removed Assets	§ 13(d)(vi)
Renewal Term	§ 13(b)
Response Failure	§ 10(i)
SEC	Appendix A, § (m)
Securities Laws	Appendix A, § (n)
Service Accounts	§ 9(b)
Service Agreements	§ 11(b)
Shareholder Materials	§ 9(e)
Shares	Appendix A, § (o)
Standard Instructions	§ 10(b)
Standard of Care	§ 11(a)
Third Party Institution	§ 9(b)
Written Instructions	Appendix A, § (p)
Written Procedures	§ 14(a)

APPENDIX B

Services

Account Maintenance Functions

•	Opening new accounts
•	Posting debits and credits
•	Maintaining certificate history
•	Placing and releasing stop transfer notations
•	Consolidating accounts
•	Coding accounts requiring special handling (e.g. “bad address,” “do not mail,” “VIP,” etc.)
•	Processing address changes
•	Responding to shareholder correspondence (includes address changes, coding changes, W8/W9 Inquiries, 1099 duplicate requests, statement inquiries, check replacements, and other routine transactions)
•	Providing a toll-free phone number for shareholder inquiries
•	Obtaining and posting Taxpayer Identification Number certifications pursuant to IDTCA regulations
•	Maintaining inactive accounts for the purpose of research and tax reporting
•	Closing (purging) inactive accounts that meet selected criteria
•	Maintaining shareholder consents to electronic delivery of materials
•	Review and reporting of information required by the Office of Foreign Asset Control

Security Issuance Functions

•	Qualifying under the rules of the NYSE and NASDAQ/AMEX to act in the dual capacity as transfer agent and registrar
•	Maintaining mail and window facilities for the receipt of transfer requests
•	Maintaining and securing unissued certificate inventory and supporting documents
•	Establishing procedures designed to verify that surrendered certificates are genuine and have not been altered
•
Obtaining a legal opinion and/or other documentation to the effect that original issuances are properly authorized and have been registered under federal securities laws or are exempt from such registration

•	In connection with requests for transfer, verifying that Shares issued equal the number surrendered
•	Place and remove stop orders on Shares
•	Verifying that BNYM has not received any active stop orders against Shares submitted for transfer
•	Issuing and registering new securities
•	Recording canceled and issued securities
•	Canceling surrendered certificates
•	Delivering completed transfers
•	Processing restricted and legal transfers upon presentment of appropriate supporting documentation
•	Providing online access to daily transfer or management summary journals
•	Providing delivery and receipt of DWAC transfers
•	Provide and process safekeeping requests
•	Replacing lost, destroyed or stolen certificates (charge imposed on shareholder)
•	Supporting custodial arrangements for selling stockholders or otherwise as requested by Investment Company in connection with public offerings

Dividend Disbursement Services

•	Preparing and mailing checks
•	ACH/Direct Deposit file transmission
•	Reconciling checks
•	Preparing payment register in list form
•	Withholding and filing taxes for non-resident aliens and others
•	Filing federal tax information returns

•	Processing “B” and “C” notices received from the IRS
•	Mailing required statements (Form 1099DIV or Form 1042)
•	Maintaining stop payment files and issuing replacement checks
•	Maintaining separate dividend addresses
•	Receiving, verifying and posting dividend payment funds

Escheatment Functions

•	Assist in establishing compliance with the unclaimed property requirements of all jurisdictions that may have a claim on escheatable property held by BNYM on behalf of Investment Company.
•	Processing records and property subject to reporting based upon current state statutes, rules, and regulations
•	Identifying property that has become escheatable since the last filing date
•	Assist in reviewing state regulations to determine if there have been any changes in reporting procedures
•	Reporting and remitting property to states

Proxy and Annual Meeting Functions (per fee schedule)

•	Assisting in Annual Meeting planning
•	Processing and mailing Annual Meeting materials
•	Provide eKit interactive Annual Meeting materials integrated with Internet Proxy Voting
•	Tabulating physical (both scanner and manual) proxies returned by shareholders

Web Services and System Access

•	Providing Investment Company access to BNYM’s mainframe inquiry and internet via Investment Company ServiceDirect
•	Providing daily data on registered shareholders
•	Providing daily access to proxy tabulation file during proxy season
•	Providing Shareholder access to their account via Investor ServiceDirect
•	Providing on-line access to shareholder statements and tax forms via MLink

OTHER SERVICES AND CHARGES

Prior Agent Out-of-Proof Conditions:   If an out-of-proof condition exists on the Effective Date, and such condition is not resolved within 90 calendar days thereafter, Investment Company agrees to provide BNYM with funds or shares sufficient to resolve the out-of-proof condition promptly upon the expiration of such 90 day period.

Legal Expenses, System Modifications:   Certain expenses may be incurred in resolving legal matters, including receiving and responding to routine subpoenas that arise in the course of performing services hereunder.  This may result in a separate charge to cover BNYM’s expenses (including the cost of external or internal counsel) in resolving such matters; provided that any legal expenses charged to the Investment Company shall be reasonable.

In the event any federal, state or local laws, rules or regulations are enacted that require BNYM to (i) make any adjustments and/or modifications to its current system, or (ii) provide additional services to Investment Company for which BNYM is not being compensated hereunder, then Investment Company shall compensate BNYM (a) on a pro rata basis proportionate to the Investment Company’s registered shareholder base, for the costs associated with making such required adjustments and/or modifications, or (b) according to BNYM’s standard fees established, in good faith, with respect to such additional services.

Initial Compliance Escheatment Services:  If, at the time escheat services are commenced for any asset type, Investment Company is not in compliance with applicable state unclaimed property regulations with respect to that asset type, then BNYM shall provide initial compliance services, which shall include working with one or more state unclaimed property clearinghouses to identify specific reportable records and property, and organizing and formatting such records and property for remittance to the applicable states, as required.  Where applicable, in concert with state clearinghouses, BNYM shall also attempt to obtain releases and indemnification agreements protecting Investment Company from interest and penalties that may be assessable against Investment Company by the states for prior non-compliance. If a release or indemnification agreement is not so obtained from a state, Investment Company may be responsible for interest and/or penalties from such state for prior non-compliance.

BNYM may receive compensation from state clearinghouses for the processing and support services it provides to them in connection with initial compliance services.

Cash Dividends and Distributions:  For any dividend mailing, Investment Company shall, no later than 10 am Eastern Time on the mail date for the dividend, provide to BNYM immediately available funds sufficient to pay the aggregate amount of cash dividends to be paid.  Upon receipt of any such funds, BNYM shall (a) in the case of registered shareholders who are participants in a dividend reinvestment plan of Investment Company as of the record date, reinvest such funds in accordance with the terms of such plan, and (b) in the case of registered shareholders who are not participants in any such plan as of the record date, make payment of such funds to such shareholders by mailing a check, payable to the registered shareholder, to the address of record or, if different, dividend mailing address.  If BNYM has not timely received sufficient funds to make payments of any dividend or distribution pursuant to subsections (a) and (b) above to all registered shareholders of Investment Company as of the record date, BNYM shall notify Investment Company and withhold all payments until Investment Company has provided sufficient funds to BNYM.

Other Services:   Fees, out of pocket expenses and disbursements for any services, including, but not limited to, down posting for odd lots, provided to Investment Company or any of its agents or representatives by or on behalf of BNYM hereunder that are not set forth above will be based on BNYM’s standard fees at the time such services are provided or, if no standard fees have been established, an appraisal of the work to be performed.

APPENDIX C

Documents and Notifications to be Delivered to BNYM

Prior to the Effective Date, to the extent not previously provided by Investment Company to BNYM, Investment Company shall provide BNYM with the following:

1.
A copy of the resolutions adopted by the Board of Directors of Investment Company appointing or authorizing the appointment of BNYM as Transfer Agent and/or Registrar and Dividend Disbursing Agent, as the case may be, duly certified by the Secretary or Assistant Secretary of Investment Company under the corporate seal.

2.	A copy of the Certificate of Incorporation of Investment Company, and all amendments thereto, certified by the Secretary of State of the state of incorporation.

3.	A copy of the By-laws of Investment Company as amended to date, duly certified by the Secretary of Investment Company under the corporate seal.

4.	A certificate of the Secretary or an Assistant Secretary of Investment Company, under its corporate seal, stating as follows:

a)         this Agreement has been executed and delivered pursuant to the authority of  Investment Company’s Board of Directors;

b)         the attached specimen Share certificate(s) are in substantially the form submitted to and approved by Investment Company’s Board of Directors for current use, and the attached specimen Share certificates for each Class of Stock with issued and outstanding Shares are in the form previously submitted to and approved by Investment Company’s Board of Directors for past use;

c)          no shares have been reserved for future issuance except as set forth on the attached list of existing agreements pursuant to which Shares have been reserved for future issuance, which list specifies the number of reserved Shares subject to each such existing agreement and the substantive provisions thereof.

d)         each shareholder list provided to BNYM is true and complete; or no Shares are outstanding;

e)         the name of each stock exchange upon which any of the Shares are listed and the number and identity of the Shares so listed;

f)          the name and address of each co-Transfer Agent, Registrar (other than BNYM) or co-Registrar for any of the Shares and the extent of its appointment, or there are no co-Transfer Agents, Registrars (other than BNYM) or co-Registrars for any of the Shares; and

g)         the officer(s) of Investment Company, who executed this Agreement as well as any certificates or papers delivered to BNYM pursuant to this Agreement (including without limitation any Share certificates, as such certificates may be amended from time to time), were validly elected or appointed to, and are the incumbents of, the offices they purported to hold at the time of such execution and delivery, are authorized to execute this Agreement as well as all other certificates or papers delivered hereunder, and that their signatures on all such documentation are genuine.

Such Secretary’s certificate shall contain a certificate of an officer of Investment Company, other than the officer executing the Secretary’s certificate, stating that the person executing the Secretary’s certificate  was validly elected to, and is the Secretary or an Assistant Secretary of Investment Company and that his signature on the certificate is genuine.

6.
A shareholder list, preferably in machine readable format, certified as true and complete by the person preparing the list, for the issued and outstanding Shares, setting forth as to each holder, his/her name and address, tax identification number certified by the shareholder pursuant to requirements of the Internal Revenue Code and applicable regulations, the number of Shares held, the Share certificate numbers and the existence of any stop orders or other transfer restrictions.

7.	Opinion of counsel for Investment Company, addressed to BNYM, to the effect that:

a)         the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable;

b)         the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended, and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended, or are exempt from such registration;

c)         the use of facsimile signatures by BNYM in connection with the countersigning and registering of Share certificates of Investment Company has been duly authorized by Investment Company and is valid and effective; and

d)         the execution and delivery of this Agreement do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Investment Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Investment Company is a party or by which it is bound and this Agreement is enforceable against Investment Company in accordance with it terms, except as limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

8.	A completed Internal Revenue Service Form 2678.

9.	A completed Form W-8 or W-9, as applicable.

Investment Company further agrees to deliver an opinion of counsel as provided in this Appendix C, Section 7(a) and (b) upon any future original issuance of Shares for which BNYM will act as transfer agent hereunder.

NOTIFICATION OF CHANGES

Investment Company shall promptly notify BNYM of the following:

1.	Any change in the name of Investment Company, amendment of its certificate of incorporation or its by-laws;

2.	Any change in the title of a Class of Stock from that set forth in the first column of Exhibit A;

3.	Any change in the Number of Authorized Shares from that set forth in the second column of Exhibit A;

4.
Any change in existing agreements or any entry into new agreements changing the Number of Authorized Shares Reserved for Future Issuance Under Existing Agreements from that listed in the fourth column of Exhibit A hereto;

5.	Any change in the number of outstanding Shares subject to stop orders or other transfer limitations;

6.	The listing or delisting of any Shares on any stock exchange;

7.	The appointment after the date hereof of any co-Transfer Agent, Registrar (other than BNYM) or any co-Registrar for any of the Shares;

8.
The merger of Investment Company into, or the consolidation of Investment Company with, or the sale or other transfer of the assets of Investment Company substantially as an entirety to, another person; or the merger or consolidation of another person into or with Investment Company; and

9.	Any other change in the affairs of Investment Company of which BNYM must have knowledge to perform properly its duties under this Agreement.